UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SP Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT DATED OCTOBER 3, 2014

TO

PROXY STATEMENT

DATED AUGUST 25, 2014

GENERAL INFORMATION

The following information supplements, and should be read in conjunction with, the proxy statement dated August 25, 2014, which was filed with the U.S. Securities and Exchange Commission (“SEC”) and mailed on or about August 25, 2014 to stockholders of record as of the close of business on August 15, 2014 of SP Bancorp, Inc., a Maryland corporation (“SP Bancorp,” the “Company,” “we,” or “us”), relating to a special meeting of stockholders of SP Bancorp where such stockholders will be asked to consider and vote upon the following proposals:

1.	to approve the Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), dated May 5, 2014, among SP Bancorp, Green Bancorp, Inc. (“Green”) and Searchlight Merger Sub Corp., a wholly owned subsidiary of Green (“Merger Sub”), and the transactions contemplated thereby, including the merger, or the merger proposal, pursuant to which Merger Sub will merge with and into SP Bancorp, with SP Bancorp continuing as the surviving corporation;

2.	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and

3.	a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger proposal.

To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Any defined terms used but not defined herein shall have the meanings set forth in the proxy statement.

SUPPLEMENTAL DISCLOSURES

As previously disclosed on pages 6 and 40-41 of the Definitive Proxy Statement, two putative stockholder class action complaints were filed in the Circuit Court for Baltimore City against the Company, the members of the Company’s board of directors, Merger Sub and Green, alleging, among other things, that the Company and our board of directors breached a fiduciary duty by not disclosing certain allegedly material facts. On September 10, 2014, the plaintiffs moved for a preliminary injunction seeking to enjoin the merger until the alleged breaches of fiduciary duty have been cured.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the putative stockholder class action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the proposed merger, all of which are set forth below, in response to certain of the allegations raised in the complaints and the motion for a preliminary injunction.

Questions and Answers About The Merger and The Special Meeting

The proxy statement is hereby amended and supplemented by replacing in its entirety the last sentence of the first full answer on page 11 of the proxy statement with the following text:

We hope to complete the merger during the fourth quarter of 2014, although there can be no assurance that we will be able to do so.

The Merger—Background of the Merger

The proxy statement is hereby amended and supplemented by adding the following text after the end of the fourth paragraph on page 20 of the proxy statement:

The Board selected Commerce Street Capital because the firm is regularly engaged to assist financial and non-financial companies to evaluate acquisitions and other significant corporate events, has expertise with respect to the banking industry as a whole, is familiar with the regional community banking industry, including SP Bancorp, and certain members of the Board, including Mr. Weaver, expressed to the Board that they had positive prior experiences with, and had been provided with positive feedback with respect to, individuals at the firm.

During the summer of 2013, in an effort to mitigate the regulatory obligations associated with loans to officers and directors, SP Bancorp sold certain market rate loans made by SP Bancorp to certain of its directors and officers to Green.

The proxy statement is hereby amended and supplemented by adding the following text after the end of the sixth paragraph on page 20 of the proxy statement:

Among the numerous scenarios discussed during the meeting, representatives of Commerce Street Capital presented a pro forma analysis of a reverse merger with a bank identified as Bank A, which was a reference to Green. The presentation included a pro forma contribution analysis showing the combined company owned 13% by SPBC and 87% by Bank A.

The proxy statement is hereby amended and supplemented by adding the following text after the end of the tenth paragraph on page 20 of the proxy statement:

Upon receipt of the letter of intent signed by Green, Mr. Weaver proposed to add Green to the list of potential strategic alternatives our board of directors intended to discuss at its meeting the following day. While Green did not provide a formal or written offer of employment to Mr. Weaver, in delivering the letter of intent a representative of Green indicated that Green would be interested in employing Mr. Weaver upon the consummation of a strategic transaction between SP Bancorp and Green because Mr. Weaver possessed experience in retail and mortgage loans which Green currently lacked.

The proxy statement is hereby amended and supplemented by adding the following text after the end of the last paragraph on page 20 of the proxy statement:

Mr. Weaver, as an employee director of the Company, was expressly excluded from the M&A sub-committee.

The proxy statement is hereby amended and supplemented by adding the following text after the third sentence of the fifth paragraph on page 21 of the proxy statement:

Commerce Street Capital advised the strategic review committee that Party A expressed that it would be difficult for Party A to compete with an all cash offer for SP Bancorp.

The proxy statement is hereby amended and supplemented by replacing in its entirety the penultimate paragraph on page 21 of the proxy statement with the following text:

At a strategic review committee meeting on February 12, 2014, the strategic review committee discussed a revised proposal from Party A but continued to believe that the transaction would be economically dilutive to our stockholders and subject to significant execution risk.

The proxy statement is hereby amended and supplemented by replacing in its entirety the first full paragraph on page 22 of the proxy statement with the following text:

At a strategic review committee meeting on February 21, 2014, the strategic review committee discussed a letter of intent from Party A received on February 19, 2014 proposing a reverse merger with terms substantially equivalent to the prior proposal. In such letter of intent, Party A also indicated interest in entering into an employment agreement with Mr. Weaver upon the consummation of the proposed reverse merger. After discussion and consultation with its advisors, the strategic review committee determined to suspend discussions with Party A because of the economically dilutive terms of Party A’s proposal, as well as its belief that the Green offer presented more value to our stockholders and that such offer could moreover be improved through continued negotiations with Green.

The proxy statement is hereby amended and supplemented by adding the following text after the third paragraph on page 22 of the proxy statement:

The approximately 21% increase in Green’s proposal was primarily driven by an increase in the aggregate cash consideration that would be received by our stockholders in the proposed merger, a decrease in the minimum adjusted tangible book value at closing before the per share merger consideration would be reduced, and Green’s agreement to absorb the costs associated with terminating certain SP Bancorp data processing contracts that would otherwise have reduced the adjusted tangible book value at closing.

The proxy statement is hereby amended and supplemented by adding the following text after the penultimate paragraph on page 22 of the proxy statement:

On March 28, 2014, Messrs. Weaver and Greenwade discussed Mr. Weaver’s employment opportunities with Green after the closing of the proposed transaction. Mr. Greenwade expressed his intention to utilize Mr. Weaver in expanding Green’s mortgage lending business and in overseeing Green’s statewide customer deposits. On September 26, 2014, Green informed Mr. Weaver that it intends to hire him as the Dallas Community Banking President upon consummation of the merger; however, Green has not made a formal offer of employment to Mr. Weaver. Other than the formal offer from Party A and the verbal discussions with Green, no other potential strategic partner presented a proposal for future employment of Mr. Weaver in connection with SP Bancorp’s strategic process.

The Merger—Opinion of Our Financial Advisor

The proxy statement is hereby amended and supplemented by adding the following text after the end of the last paragraph on page 27 of the proxy statement:

The projections provided by SP Bancorp to Commerce Street Capital (and utilized by Mercer Capital) were those produced by SP Bancorp and its management in the ordinary course of operating its business and extended from three to five years. SP Bancorp and its management periodically updated its internal projections for the current calendar year on a monthly basis and periodically provided such updates to Commerce Street Capital.

SPBC Projections	2014	2015	2016	2017
Period-End Assets	$365,427	$392,424	$427,211	$461,998
Period-End Equity	34,560	36,868	39,721	43,169
Period End Loans – Net	280,045	321,801	362,037	402,273
Net Income	1,585	2,187	2,833	3,503
Return on Assets	0.47%	0.58%	0.69%	0.79%

The proxy statement is hereby amended and supplemented by adding the following text after the end of the first full paragraph on page 31 of the proxy statement:

The discount rate range used in the sensitivity analysis reflects a 3% downward and 2% upward adjustments to both the 15.6% “organic growth” discount rate and the 13.6% “milk” discount rate derived by Mercer Capital. The adjustments to the discount rate applied to create the discount rate range reflect the uncertainty and potential volatility in the incremental risk premium associated with SP Bancorp’s execution risk.

The projected net income range for the “organic growth” scenario was based upon SP Bancorp’s management’s projections provided to Mercer Capital. The projected net income range for the “milk” scenario was based upon Mercer Capital’s modification of management’s projections to reflect slower loan growth but also a higher dividend payout to shareholders.

Mercer Capital also considered SP Bancorp’s historical levels of stock-based compensation. For perspective, share-based compensation expense was reported in the Company’s 2013 Form 10-K as $16,000 and $201,000, respectively, for the fiscal years ended December 31, 2012 and 2013.

Interests of Our Directors and Executive Officers in the Merger—Severance and Change in Control Agreements

The proxy statement is hereby amended and supplemented by replacing in its entirety the last sentence of the last paragraph on page 35 of the proxy statement with the following text:

The aggregate amount of the cash severance payments that could become payable to all of our non-employee directors pursuant to their change in control agreements if the effective time of the merger were August 15, 2014 and they all experienced a qualifying separation from service at such time is estimated to be $155,600.

The table below reflects the estimated amount that each of our non-employee directors is entitled to receive upon consummation of the merger pursuant to his or her change in control agreement.

Non-Employee Directors	Change in Control Payment ($)
Christopher C. Cozby	12,420
Carl W. Forsythe	15,660
P. Stan Keith	12,960
David C. Rader	15,660
Randall E. Sloan	12,520
David Stephens	12,960
Lora J. Villarreal	15,660
Jeffrey B. Williams	14,760
Paul M. Zmigrosky	43,000

VOTING AND REVOCABILITY OF PROXIES

The Company intends to adjourn the special meeting, which is currently scheduled for October 8, 2014, at 2:00 p.m., local time, without conducting any business, and to reconvene the special meeting at 2:00 p.m., local time, on October 15, 2014, at SharePlus Bank, 5224 W. Plano Parkway, Plano, Texas 75093, the same location as the originally scheduled meeting. The record date for SP Bancorp stockholders entitled to vote at the special meeting remains August 15, 2014. The Company intends to adjourn the meeting in order to provide stockholders with additional time to consider the supplemental disclosures provided herein.

Proxies received at any time before the special meeting on October 15, 2014, and not changed or revoked before being voted, will be voted at the special meeting. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by:

•	delivering to SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy; you must vote in person at the meeting to change or revoke a prior proxy);

•	submitting a later-dated proxy card; or

•	submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

Please note that to be effective, you must take the action described above no later than the beginning of the special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting.

The presence at the special meeting of any stockholder who had given a proxy shall not revoke such proxy, unless the stockholder votes in person at the special meeting or delivers a notice of revocation before the beginning of the special meeting.

If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

If you hold your shares through a broker, bank or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

Stockholders who do not wish to rescind their votes, including stockholders who have already voted in favor of the merger proposal and do not wish to change that vote, do not need to take any further action. All shares of our common stock represented by properly executed proxies that are received in time for the special meeting and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

SP Bancorp stockholders of record as of August 15, 2014, the record date for the special meeting, who have not yet voted and still wish to do so, may vote in the manner set forth in the proxy statement.

If you have any questions or need assistance voting your shares of Company common stock, please contact Laurel Hill Advisory Group, LLC, our proxy solicitor, by calling (888) 742-1305 (toll-free).

ADDITIONAL INFORMATION

In connection with the proposed merger, SP Bancorp filed its Definitive Proxy Statement on Schedule 14A on August 25, 2014 and other related materials with the SEC. The Definitive Proxy Statement was first mailed to our stockholders on or about August 25, 2014. BEFORE MAKING ANY VOTING DECISION, OUR STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, ALL RELATED SUPPLEMENTS AND AMENDMENTS (IF ANY AND WHEN THEY BECOME AVAILABLE) AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS.

SP Bancorp will make available a copy of its public filings, without charge, upon written request to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to SP Bancorp. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to our reasonable expenses in furnishing such exhibit) to: SP Bancorp, Inc., 5224 W. Plano Parkway, Plano, Texas 75093, Attention: Diane Stephens, Corporate Secretary.